Exhibit 99.1

JAKKS Pacific® Reports Fourth Quarter and Year-End Results for 2009

MALIBU, Calif.--(BUSINESS WIRE)--March 2, 2010--JAKKS Pacific, Inc. (NASDAQ: JAKK) reported results for the Company’s fourth quarter and full year ended December 31, 2009.

Net sales for the fourth quarter were $198.8 million, compared to $269.3 million in the fourth quarter of 2008; and net sales for the full year of 2009 were $803.7 million, compared to $903.4 million for the full year of 2008. The Company reported a loss for the fourth quarter of 2009 of $1.9 million, or $0.07 per share, compared to net income of $16.9 million, or $0.55 per diluted share, reported in the fourth quarter of 2008. For the full year of 2009, JAKKS reported a net loss of $385.5 million, or $14.02 per share, compared to earnings for the year for 2008 of $76.1 million, or $2.42 per diluted share.

On a non-GAAP basis, 2009 net sales for the fourth quarter were $198.8 million and $804.3 million for the full year, compared to non-GAAP net sales of $269.3 million and $903.4 million for the fourth quarter and full year of 2008, respectively. On a non-GAAP basis, JAKKS net income for the fourth quarter was $6.4 million, or $0.22 per diluted share, compared to non-GAAP net income of $16.9 million, or $0.55 per diluted share in the fourth quarter of 2008. Non-GAAP net income for the full year of 2009 was $30.2 million, or $1.03 per diluted share, compared to non-GAAP net income of $66.6 million, or $2.13 per diluted share for the full year of 2008.

2009 GAAP results include the following, which were excluded from the non-GAAP results noted above:

  Pre-tax non-cash goodwill impairment charge of $407.1 million due to the sustained decline in the Company’s market capitalization pursuant to the applicable accounting standard, taken in the second quarter of 2009.
  Pre-tax non-cash impairment charge of $8.2 million related to certain of the Company’s under-utilized trademarks, taken in the second quarter of 2009.
  Pre-tax charge to royalty expense of $33.2 million was taken in the second quarter of 2009 related to abandoned or underperforming licenses; $19.5 million is non-cash and $13.7 million is expected to be paid out to third parties through 2011.
  Pre-tax charge to cost of goods of $23.0 million was taken in the second quarter of 2009 related to the impairment of inventory, of which $14.2 million is non-cash and $8.8 million is expected to be paid out to third parties during the remainder of 2009.
  Pre-tax non-cash charge of $2.3 million related to the write-off of obsolete tools and molds was taken in the second quarter of 2009.

2009 GAAP results include the following…: continued

  Pre-tax charge of $1.6 million related to the recall of one of the Company’s products, taken in the second quarter of 2009.
  Pre-tax non-cash charge of $23.5 million related to the reduction to the receivable from the video game joint venture with THQ as a result of an arbitration decision which reduced JAKKS’ preferred return payment rate from 10% to 6% of the joint venture’s net sales, of which $22.5 million was taken in the second quarter of 2009 and $1.0 million was taken in the third quarter of 2009.

2008 GAAP results include the following, which were excluded from the non-GAAP results noted above:

  Pre-tax non-cash impairment charge of $9.1 million related to certain of the Company’s under-utilized trademarks in the third quarter of 2008.
  Tax benefits related to the reversal of prior tax accruals of $13.3 million in the third quarter of 2008.
  FIN 48 tax credit in the third quarter of 2008 which consisted of a $3.1 million credit to interest expense and a $2.0 million credit to penalty expense.
  Pre-tax non-cash charge to royalty expense of $1.8 million related to abandoned or underperforming licenses in the third quarter of 2008.

The goodwill impairment charge taken in the second quarter of this year does not affect the Company’s liquidity or business operations, and is not expected to limit or change its ability to continue to generate positive future cash flows from these intangible assets.

Operations provided cash of $109.5 million for the full year of 2009. As of December 31, 2009, the Company’s working capital was $349.4 million, including cash and equivalents and marketable securities of $255.0 million.

Jack Friedman, Chairman and Co-CEO, said, “We continue to operate in a challenging retail environment, making operational efficiencies a top priority, as we simultaneously work to develop new and compelling consumer products to strengthen our portfolio for future growth. Our cost reduction plan is well underway, and we continue to evaluate potential acquisition opportunities, which is a key component of our growth strategy. We are directing all of our efforts Company-wide to maximize profitability on the lower revenue base we are expecting for 2010, with a goal of growing the top line back to historical levels in the long-term.”

Mr. Friedman also announced, “After serving as JAKKS’ Chairman and CEO since its inception and most recently as its Co-CEO, effective April 1, 2010 I am stepping down as CEO. I will continue as Chairman and serve as the Company’s Chief Strategist, and will actively advise the Company on acquisition and financing strategies, as well as other areas where I can be of service and provide value to the Company.”

Stephen Berman, who will be JAKKS’ CEO and continue as President effective April 1, 2010, said, “We have been executing on our restructuring plan to increase future profitability, including consolidating office spaces, reducing spending and reorganizing our divisions and teams following meaningful headcount reductions, while simultaneously working on 2010 and development for 2011 and beyond. As a result of our efforts to enhance profitability, we believe we have realized significant cost savings, and are still looking at additional efficiencies.”

Berman continued, “We have a diverse portfolio of products that has been well received by our customers at the recent Toy Fairs. We believe a number of new initiatives and product lines have great potential, including our SpyNet line, new Halloween initiatives, several new Disney initiatives, new doll lines, and others, but we do not expect the new additions to completely offset declines in revenues of our Hannah Montana product line and resulting from the end of our WWE licenses, along with the elimination of a number of unprofitable and underperforming lines that were in the 2009 portfolio.”

Friedman concluded, “For our initial 2010 guidance we are anticipating diluted EPS in the range of $1.10 to $1.20 on net sales of approximately $660 to $670 million. This guidance anticipates first quarter 2010 net sales in the range of $70 - $74 million, with a loss per share in the range of $0.20 to $0.25 versus net sales of $108.7 million and a loss per share of $0.40 in the first quarter of 2009.”

Use of Non-GAAP Financial information

In addition to the preliminary results reported in accordance with U.S. GAAP included in this release, the Company has provided certain non-GAAP financial information, including net sales information that excludes recall items, and expense information that excludes intangible asset impairment charges and license and inventory impairment charges, among others. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these non-GAAP financial measures enhances an investor’s ability to make period-to-period comparisons of the Company’s operation results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measure. See the attached “Reconciliation of Non-GAAP Financial Information.”

Conference Call

JAKKS Pacific will webcast its fourth quarter earnings conference call at 4:45p.m. Eastern time (1:45p.m. Pacific time) today. To listen to the live webcast, go to the Investors section of www.jakks.com, and click on the earnings webcast link under Events and Presentations at least 15 minutes early to register, download and install any necessary audio software. A telephonic playback will be available from 7:15 p.m. ET on March 2, 2010 through 7:15 p.m. ET on March 31, 2010. The playback can be accessed by calling 888-843-8996, or 630-652-3044 for international callers, pass code “7581015#.”

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products, with a wide range of products that feature some of the most popular children's toy licenses in the world. JAKKS’ diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys, and Pet Toys sold under various proprietary brands including JAKKS Pacific®, Creative Designs International™, Road Champs®, Funnoodle®, Go Fly a Kite®, JAKKS Pets™, EyeClops®, Plug It In & Play TV Games™, Girl Gourmet™, Kids Only!™, Tollytots® and Disguise™. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Disney®, Nickelodeon®, Warner Bros.®, Ultimate Fighting Championship®, Hello Kitty®, Graco® and Cabbage Patch Kids®.

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

© 2010 JAKKS Pacific, Inc. All rights reserved.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2009	2008
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$254,837	$169,520
Marketable securities	202	195
Accounts receivable, net	129,930	147,587
Inventory, net	34,457	87,944
Income taxes receivable	35,015	22,288
Deferred income taxes	16,643	17,993
Prepaid expenses and other current assets	34,259	29,670
Total current assets	505,343	475,197

Property and equipment	73,812	81,412
Less accumulated depreciation and amortization	52,598	52,914
Property and equipment, net	21,214	28,498

Goodwill, net	1,571	427,693
Trademarks & other assets, net	42,912	43,552
Deferred income taxes	56,326	-
Investment in video game joint venture	6,727	53,184
Total assets	$634,093	$1,028,124

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$101,820	$119,629
Reserve for sales returns and allowances	33,897	23,317
Income taxes payable	-	7,190
Short-term debt	20,262	-
Total current liabilities	155,979	150,136

Long term debt	86,727	98,000
Other liabilities	2,490	2,112
Income taxes payable	16,788	4,686
Deferred income taxes	-	26,237
	106,005	131,035
Total liabilities	261,984	281,171

Stockholders' equity:
Common stock, $.001 par value	28	28
Additional paid-in capital	303,474	292,809
Retained earnings	72,835	458,345
Accumulated other comprehensive income (loss)	(4,228)	(4,229)
	372,109	746,953
Total liabilities and stockholders' equity	$634,093	$1,028,124

JAKKS Pacific, Inc. and Subsidiaries
Fourth Quarter Earnings Announcement, 2009
Condensed Statements of Income (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2009	2008	2009	2008
	(In thousands, expect per share data)

Net sales	$198,772	$269,347	$803,704	$903,397
Less cost of sales
Cost of goods	116,092	147,055	470,166	477,748
Royalty expense	21,483	25,088	112,078	89,395
Amortization of tools and molds	4,883	4,555	18,532	15,041
Cost of sales	142,458	176,698	600,776	582,184
Gross profit	56,314	92,649	202,928	321,213
Direct selling expenses	24,822	37,441	67,586	83,275
Selling, general and administrative expenses	27,068	43,531	143,082	146,781
Depreciation and amortization	3,473	2,853	16,368	11,245
Write-down of other intangible assets	-	-	8,221	9,076
Write-down of goodwill	-	-	407,125	-
Reorganization charges	12,994	-	12,994	-
Income (loss) from operations	(12,043)	8,824	(452,448)	70,836
Other income (expense):
Profit (loss) from video game joint venture	5,796	12,622	(16,128)	17,092
Interest income	42	594	318	3,396
Interest expense, net of benefit	(4,130)	(1,238)	(7,930)	(2,425)
Income (loss) before provision (benefit) for income taxes	(10,335)	20,802	(476,188)	88,899
Provision (benefit) for income taxes	(8,478)	3,923	(90,678)	12,842
Net income (loss)	$(1,857)	$16,879	$(385,510)	$76,057
Earnings (loss) per share - diluted (basic)	$(0.07)	$0.55	$(14.02)	$2.42
Shares used in earnings (loss) per share	27,491	32,312	27,502	32,637

JAKKS Pacific, Inc. and Subsidiaries
Reconciliation of GAAP to non-GAAP Results
Condensed Statements of Income (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2009	2008	2009	2008
	(In thousands, expect per share data)

Net sales	$198,772	$269,347	$803,704	$903,397
Change in net sales - recall	-	-	610	-
Non-GAAP net sales	$198,772	$269,347	$804,314	$903,397

Income (loss) from operations as reported	$(1,857)	$16,878	$(385,510)	$76,057

Non-GAAP adjustments:
Change in net sales - recall	-	-	610	-

Changes in cost of sales:
Impairment of inventory	-	-	23,021	-
Impairment of inventory - recall	-	-	979	-
Write-down of abandoned/underperforming licenses	-	-	33,224	1,750
Total changes in cost of sales	-	-	57,224	1,750

Other G&A Expenses
Write-down of Other Intangible Assets	-	-	8,221	9,076
Write-down of Joint Venture receivable	-	-	23,544	-
Write-down of Goodwill	-	-	407,125	-
Write-off of obsolete tools and molds	-	-	2,316	-
FIN 48 penalties	-	-	-	(1,975)
Reorganization charges	12,994	-	12,994	-
Interest Expense	-	-	-	(3,147)
Tax adjustments and tax impact of above items	(4,740)	-	(96,283)	(15,141)

Total non-GAAP adjustments	8,255	-	415,751	(9,436)

Non-GAAP income from continuing operations	$6,398	$16,878	$30,241	$66,621

Non-GAAP earnings per share - diluted:	$0.22	$0.55	$1.03	$2.13
Shares used in earnings per share - diluted	33,738	32,312	32,739	32,637

CONTACT:
JAKKS Pacific, Inc.
Genna Rosenberg
310-455-6235
or
Joel Bennett
310-455-6210